United States securities and exchange commission logo





                            May 11, 2020

       Kevin M. Stein
       President
       TransDigm Group Inc.
       1301 East 9th Street, Suite 300
       Cleveland, Ohio 44114

                                                        Re: TransDigm Group
Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed May 5, 2020
                                                            File No. 333-238018

       Dear Mr. Stein:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing
       cc:                                              Michael J. Solecki